UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

Energy XXI (Bermuda) Limited

(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM

1179, Hamilton HM EX, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On November 18, 2013, Energy XXI (Bermuda) Limited (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell $350 million in aggregate principal amount of its 3.0% Senior Convertible Notes due 2018 (the “Notes”) to Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and the other initial purchasers named in Schedule A to the Purchase Agreement (collectively, the “Initial Purchasers”), and up to an additional $50 million aggregate principal amount of the Notes (the “Additional Notes”), in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). On November 21, 2013, the Initial Purchasers notified the Company of the election to purchase $50 million of Additional Notes. On November 22, 2013, the Company issued $400 million in aggregate principal amount of the Notes. The net proceeds from the sale of the Notes were approximately $390.7 million, after deducting fees and estimated expenses.

The Notes and underlying shares of common stock of the Company (the “Common Stock”) have not been registered under the Securities Act or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Initial Purchasers not to offer or sell any shares of Common Stock or securities exchangeable for or convertible into Common Stock (other than the Notes), subject to certain exceptions set forth in the Purchase Agreement, for a period of 60 days after the date of the Offering Memorandum without the prior written consent of Barclays Capital Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Indenture

 The Notes were issued pursuant to an indenture, dated November 22, 2013 (the “Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 3.00% per year until maturity. Interest will be payable in cash on June 15 and December 15 of each year, beginning on June 15, 2014. The Notes will mature on December 15, 2018, unless earlier converted or repurchased. The Company may not redeem the Notes at its option prior to the maturity date.

The Notes are the general unsecured senior obligations of the Company and rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness. The Notes are effectively subordinated to the Company’s secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries.

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The Notes will be convertible into cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, based on an initial conversion rate of 24.7523 shares of Common Stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $40.40 per share of Common Stock). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described in the Indenture.

The Notes may be converted, in multiples of $1,000 principal amount, only under the following circumstances:

(1) prior to September 15, 2018, on any date during any calendar quarter beginning after March 31, 2014 (and only during such calendar quarter) if the closing sale price of the Company’s Common Stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous calendar quarter;

(2) prior to September 15, 2018, if the Company distributes to all or substantially all holders of Common Stock rights, options or warrants entitling them to purchase, for a period of 45 calendar days or less from the declaration date for such distribution, shares of Common Stock at a price per share less than the average closing sale price of the Common Stock for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution;

(3) prior to September 15, 2018, if the Company distributes to all or substantially all holders of Common Stock cash, other assets, securities or rights to purchase the Company’s securities, which distribution has a per share value exceeding 10% of the closing sale price of the Common Stock on the trading day immediately preceding the declaration date for such distribution, or if the Company engages in certain corporate transactions as described in the Indenture;

(4) prior to September 15, 2018, during the five consecutive business-day period following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of Notes for each trading day during such ten trading-day period was less than 98% of the closing sale price of the Common Stock for each trading day during such ten trading-day period multiplied by the then current conversion rate; or

(5) on or after September 15, 2018, and on or prior to the second scheduled trading day immediately preceding the maturity date, without regard to the foregoing conditions.

Upon conversion, the Company will be obligated to pay or deliver, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at its election. If the Company satisfies its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of Common Stock, the amount of cash and shares of Common Stock, if any, due upon conversion will be based on a daily conversion value (as described in the Indenture) calculated on a proportionate basis for each trading day in a 25 consecutive trading-day conversion period (as described in the Indenture). Upon any conversion, subject to certain exceptions, holders of the Notes will not receive any cash payment representing accrued and unpaid interest. Instead, interest will be deemed to be paid by the cash, shares of Common Stock or a combination of cash and shares of Common Stock paid or delivered, as the case may be, upon conversion of a Convertible Note.

If holders elect to convert the Notes in connection with certain fundamental change transactions described in the Indenture, the Company will increase the conversion rate by a number of additional shares determined by reference to the provisions contained in the Indenture based on the effective date of, and the price paid (or deemed paid) per share of Common Stock in, such make-whole fundamental change. If holders of Common Stock receive only cash in connection with certain make-whole fundamental changes, the price paid (or deemed paid) per share will be the cash amount paid per share. Otherwise, the price paid (or deemed paid) per share will be equal to the average of the closing sale prices of Common Stock on the five trading days prior to, but excluding, the effective date of such make-whole fundamental change.

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If the Company undergoes a fundamental change (as defined in the Indenture) prior to maturity, holders of the Notes will have the right, at their option, to require the Company to repurchase for cash some or all of their Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change repurchase date.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Relationships

The Initial Purchasers and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory and other services to the Company, for which they have received customary fees and reimbursements of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively. Affiliates of certain of the Initial Purchasers are lenders and/or agents under the revolving credit facility of Energy XXI Gulf Coast, Inc., the Company’s wholly owned subsidiary (“EGC”). Additionally, an affiliate of Wells Fargo Securities, LLC acted as the trustee with respect to the Notes, and Barclays Capital Inc. acted as agent under the share repurchase that took place concurrently with the offering of the Notes, as described under Item 8.01 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 3.02 by reference.

Item 7.01	Regulation FD Disclosure.

On November 19, 2013, Company issued a press release announcing the pricing of its offering of $350 million aggregate principal amount of the Notes. The Company also granted a 30-day option to the initial purchasers to purchase up to an additional $50 million aggregate principal amount of Notes, which option was exercised in full by the initial purchasers. The Company closed the offering on November 22, 2013. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Concurrently with the offering of the Notes, one of the Company’s wholly-owned subsidiaries repurchased approximately 2.8 million shares of Common Stock for approximately $76 million, which was funded with borrowings under EGC’s revolving credit facility.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Other Exhibits

(d) Exhibits.

Exhibit Number	Description

1.1	Purchase Agreement, dated as of November 18, 2013, among Energy XXI (Bermuda) Limited, Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and the other initial purchasers named therein.
4.1	Indenture related to the 3.0% Notes due 2018, dated November 22, 2013, by and between Energy XXI (Bermuda) Limited and Wells Fargo Bank, National Association, as trustee (including form of 3.0% Convertible Senior Note due 2018).
99.1	Press Release of Energy XXI (Bermuda) Limited, dated November 18, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited
By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

Date: November 22, 2013

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EXHIBIT INDEX

Exhibit Number	Description

1.1	Purchase Agreement, dated as of November 18, 2013, among Energy XXI (Bermuda) Limited, Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and the other initial purchasers named therein.
4.1	Indenture related to the 3.0% Notes due 2018, dated November 22, 2013, by and between Energy XXI (Bermuda) Limited and Wells Fargo Bank, National Association, as trustee (including form of 3.0% Convertible Senior Note due 2018).
99.1	Press Release of Energy XXI (Bermuda) Limited, dated November 18, 2013.